CR-65781

REGISTRAR OF COMPANIES
Certificate of Incorporation On Change Of Name	EXEMPTED
CAYMAN ISLANDS

I DO HEREBY CERTIFY that

NEXTEL INTERNATIONAL (HOLDINGS), LTD.

having by Special Resolution dated 5th of August 2002 changed its name, is now incorporated under the name of

NII HOLDINGS (CAYMAN), LTD.

Given under my hand and Seal at George Town in the Island of Grand Cayman this Fifth day of August Two Thousand Two

CERTIFIED TO BE A TRUE AND CORRECT COPY	(SGD. R.S. CORNWALL)

SIG [SIG] RENDA S. CORNWALL Asst. Registrar of Companies	An Authorised Officer, Registry of Companies, Cayman Islands, B.W.I.

DATE: 5th August, 2002